EXHIBIT 99.1

Executive Staff

Performance Based Compensation (PBC) Plan Summary

Fiscal 2006

(Adopted February 22, 2006)

PLAN A – PARTICIPANTS

Chairman & CEO

President & COO

EVP & CFO

EVP & Chief Product Officer

SVP & CTO

SVP, Human Resources

SVP, Finance

VP, Marketing

and each other Section 16b Officer

PLAN A – DESCRIPTION

•	Performance Objectives: Plan A comprises two performance categories as follows:

o	Company performance:

•	Customer Success

•	Proforma Net Income

•	Revenue

o	Individual performance (MBOs)

•	Frequency:

o	Company objectives. The Company Objectives will be set annually and measured and paid quarterly or such other period as may be determined by the Compensation Committee of the Board of Directors.

o	Individual objectives. Individual Objectives will be set, measured and paid quarterly.

•	Special Over-Performance Provisions:

o	Company Objectives. If in any given performance period more than 100% of any Company performance Objective category is achieved, the Participant will have the opportunity to earn up to 200% of the Objective target for such category.

o	Individual Performance. If in any given performance period the Participant performs above 100% of set Objectives, the Participant will have the opportunity to earn up to 150% of Objectives target.

•	New Hires: Unless otherwise agreed to by both the Company and the Participant, each newly hired Participant under Plan A will be eligible to participate in Plan A, during the quarter of hire, on a pro-rata basis from the date of employment.

Termination of Employment:

o	Company Objectives. Unless otherwise agreed by both the Company and the Participant, each Plan A Participant must be employed at the end of a quarter to receive full payment of that quarter’s Company performance-based amount. If terminated by the Company prior to the completion of a quarter, the Participant will be eligible for a pro-rated payment under each Company performance category based on the time served in the quarter (actual amount under each category for quarter multiplied by the fraction of the quarter employed).

o	Individual Objectives. Unless otherwise agreed by both the Company and the Participant, each Plan A Participant must be employed at the end of a quarter to receive full payment of that quarter’s individual performance-based amount. If terminated by the Company prior to the completion of a given quarter, the Participant will be eligible for an individual performance based payment, if and as determined by the Compensation Committee of the Board of Directors.

PLAN B – PARTICIPANTS

SVP, North America Field Operations

SVP, International Field Operations

SVP, GM Cimmetry Systems

PLAN B – DESCRIPTION

•	Performance Measurements: Plan B provides for specific performance measurement based on business unit performance.

•	Frequency: Plan B objectives will be set, measured and paid quarterly.

•	New Hires: Unless otherwise agreed to by both the Company and the Participant, each newly hired Participant under Plan B will be eligible to participate in Plan B during the quarter of hire, on a pro-rata basis from date of employment.

•	Termination of Employment: Unless otherwise agreed by both the Company and the Participant, each Plan B Participant must be employed at the end of a quarter to receive full payment of that quarter’s PBC amount. If terminated prior to the completion of a quarter, the Participant will be eligible for a pro-rated payment of such amount, based on the time served in the quarter (actual PBC amount for the quarter multiplied by the fraction of the quarter employed).